Exhibit 12.1
CLARCOR Inc.
Statement Regarding Computation of Certain Ratios
(Dollars in Thousands except Per Share Data)

	Fiscal Years Ended (A)
	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006
RETURN ON BEGINNING ASSETS
Net Earnings	$139,390	$134,913	$144,183	$118,350	$123,340	$124,361	$96,351	$71,830	$96,061	$90,834	$83,146
Divided by Beginning Assets	1,818,456	1,888,769	1,448,843	1,205,502	1,134,933	1,042,411	973,890	957,882	739,135	727,516	675,272
Equals Return on Beginning Assets	7.7%	7.1%	10.0%	9.8%	10.9%	11.9%	9.9%	7.5%	13.0%	12.5%	12.3%

RETURN ON BEGINNING SHAREHOLDERS' EQUITY
Net Earnings	$139,390	$134,913	$144,183	$118,350	$123,340	$124,361	$96,351	$71,830	$96,061	$90,834	$83,146
Divided by Beginning Shareholders' Equity	1,110,465	1,105,103	1,032,873	901,830	835,558	757,527	688,475	654,752	557,921	539,212	484,214
Equals Return on Beginning Shareholders' Equity	12.6%	12.2%	14.0%	13.1%	14.8%	16.4%	14.0%	11.0%	17.2%	16.8%	17.2%

DIVIDEND PAYOUT TO NET EARNINGS
Dividends Paid	$44,375	$40,972	$35,805	$28,744	$24,912	$21,961	$20,143	$18,682	$16,845	$15,024	$14,203
Divided by Net Earnings	139,390	134,913	144,183	118,350	123,340	124,361	96,351	71,830	96,061	90,834	83,146
Equals Dividend Payout to Net Earnings	31.8%	30.4%	24.8%	24.3%	20.2%	17.7%	20.9%	26.0%	17.5%	16.5%	17.1%

DEBT TO CAPITALIZATION
Current Debt	$17,700	$7,788	$233	$50,223	$201	$1,289	$146	$99	$128	$94	$58
Long Term Debt	267,753	397,368	411,330	116,413	16,391	15,981	17,331	52,096	83,822	17,329	15,946
Total Debt	285,453	405,156	411,563	166,636	16,592	17,270	17,477	52,195	83,950	17,423	16,004
Ending Shareholders' Equity	1,141,513	1,110,465	1,105,103	1,032,873	901,830	835,558	757,527	688,475	654,752	557,921	539,212
Equals Capitalization	$1,426,966	$1,515,621	$1,516,666	$1,199,509	$918,422	$852,828	$775,004	$740,670	$738,702	$575,344	$555,216

Debt	$285,453	$405,156	$411,563	$166,636	$16,592	$17,270	$17,477	$52,195	$83,950	$17,423	$16,004
Divided by Capitalization	1,426,966	1,515,621	1,516,666	1,199,509	918,422	852,828	775,004	740,670	738,702	575,344	555,216
Equals Debt to Capitalization	20.0%	26.7%	27.1%	13.9%	1.8%	2.0%	2.3%	7.0%	11.4%	3.0%	2.9%

WORKING CAPITAL
Current Assets	$625,346	$664,795	$728,907	$892,121	$654,594	$600,899	$526,273	$448,528	$432,571	$371,920	$380,340
Less Current Liabilities	203,810	203,700	224,380	207,761	174,891	160,050	163,457	131,942	143,503	114,171	118,428
Equals Working Capital	$421,536	$461,095	$504,527	$684,360	$479,703	$440,849	$362,816	$316,586	$289,068	$257,749	$261,912

CURRENT RATIO
Current Assets	$625,346	$664,795	$728,907	$892,121	$654,594	$600,899	$526,273	$448,528	$432,571	$371,920	$380,340
Divided by Current Liabilities	203,810	203,700	224,380	207,761	174,891	160,050	163,457	131,942	143,503	114,171	118,428
Equals Current Ratio	3.1	3.3	3.2	4.3	3.7	3.8	3.2	3.4	3.0	3.3	3.2

(A) Calculation of certain items presented in the "11-Year Financial Review" filed with Form 10-K for the fiscal year ended November 30, 2016.